UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HC2 Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear HC2 Stockholders:

Your Board and management team are executing on HC2’s plan to enhance value for all HC2 stockholders. HC2’s well thought out strategy is in direct contrast to Percy Rockdale’s ill-conceived plan which would likely destroy stockholder value and is a misleading ploy to garner investor support. We respectfully ask that you take a few minutes to learn the deep risks inherent in Percy Rockdale’s thoughtless plan and promptly return the WHITE card marked “REVOKE MY CONSENT.”

We want to set the record straight so that you can make an informed decision based on the FACTS. As your Board of Directors, we once again urge you to ignore Percy Rockdale’s misleading schemes and support your current Board to continue to deliver enhanced long-term stockholder value.

HC2 is Executing its Plan to Create Stockholder Value

Reduce Debt

✓	A well-planned and realistic strategy of asset dispositions continues moving forward
✓	The sale of Global Marine Group generated $99M in net proceeds, with approximately $77 million used to reduce Company debt
✓	We expect the consummation of the sale of our HMN joint venture interests to generate $62 million of proceeds, less taxes and other adjustments, to further reduce debt
✓	In advanced discussions to sell Continental General Insurance Company
✓	Currently exploring strategic alternatives for DBM Global
✓	Our objective is to fully pay down our Senior Secured Notes through these strategic transactions allowing us to realize the full value of our growth assets

Reduce Overhead

✓	40% reduction in overhead since 2017 while managing risk to stockholders
✓	Continuous reductions in compensation
✓	Ongoing reduction in vendor costs
✓	Further execution of debt strategy will allow for additional reductions

Build a Portfolio Focused on Innovation & Growth

✓	Focus on growth assets best positioned to deliver long-term stockholder value: Broadcasting, Energy and Life Sciences
✓	Invest in diverse assets that provide stockholders with mitigated risk and a wide breadth of opportunities to achieve growth and profitability
✓	Grow to harvest these assets: build value over time to potentially monetize assets at attractive multiples

SIGN, DATE AND PROMPTLY RETURN THE WHITE CONSENT REVOCATION CARD

Improve Governance

✓	Nominated Avie Glazer of Lancer Capital, a stockholder representative and owner of approximately 5.3% of outstanding shares, to HC2’s slate of director nominees at the 2020 annual meeting of stockholders where Mr. Glazer will be appointed Chairman if elected
✓	Separated Chairman and CEO roles and appointed an Independent Interim Chairman
✓	Stockholder-friendly governance provisions (including a majority voting standard in uncontested director elections, majority voting standard to amend the charter and by-laws and a declassified Board structure, among others)
✓	Qualified directors with public company experience
✓	5 of our 6 directors are truly independent and meet NYSE independence requirements

Percy Rockdale’s Business Plan is Impractical, Illogical, Would Be Difficult and Costly to Execute and Could Destroy HC2’s Future

“Generate up to $500m in liquidity over 3-12 months”

×	The key to realizing HC2’s vision - acquire, build and incubate a diverse asset pool with the objective of mitigating risk and creating long-term value - is knowing when to monetize. HC2’s Board and management team have continuously monetized assets:
o	Benevir – invested $8 million, sold for $83 million (opportunity to receive additional contingent payments)
o	Global Marine Group – purchase value of $260 million, sold for $390 million
×	Percy Rockdale demonstrates, at best, a cursory understanding of how to run the HC2 business and instead relies upon thoughtless sales of HC2’s growth assets at the exact wrong stage in their growth without regard to their true value
×	Percy Rockdale’s premature sale plan does not account for station growth in the broadcasting business, the expected commercialization of R2 or the timing of the last clinical trial for Medibeacon

“Reduce go-forward annual overhead by 75% right away”

×	Overhead reduction is not a novel strategy
×	HC2 has publicly and repeatedly stated its plan to reduce overhead for 3 years
×	HC2 already reduced overhead by 40% over the past 3 years and is committed to further reductions in the near future
×	Percy Rockdale claims it can cut overhead by 75% but fails to acknowledge how they will achieve this drastic cut while responsibly managing enterprise risk at a diverse, complex holdco

×	In its assumptions, Percy Rockdale drastically underestimates necessary public holding company operating expenses, such as insurance, tax compliance, legal compliance and audit, along with their incorrect understanding of the recognition of annual executive compensation accrued over multiple periods

SIGN, DATE AND PROMPTLY RETURN THE WHITE CONSENT REVOCATION CARD

×	Such pervasive and impulsive cost cutting will jeopardize value for stockholders and subject HC2’s assets to unnecessary risk

“Refocus the portfolio on core assets within 12 months”

×	Once again, this strategy represents a significant departure from the HC2 vision
×	Percy Rockdale wants to throw away HC2’s fundamental strategy of investing in diverse growth assets and become a company that holds matured, low-growth assets
×	Percy Rockdale’s lack of understanding about HC2’s assets betrays their operational naivete, incomprehension about macro and regulatory trends, and fundamental ignorance about HC2’s business, which will lead to stockholder value destruction
×	Investors expect capital appreciation through innovation and growth, not this unproven plan

Percy Rockdale’s Plan is Ill-Informed, Unrealistic and Contrasts Sharply to HC2’s Founding and Current Vision

THE CHOICE IS CLEAR

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED WHITE CONSENT REVOCATION CARD

Your Board of Directors unanimously recommends that stockholders sign, date and promptly return the enclosed WHITE Consent Revocation Card and mark the “REVOKE MY CONSENT” boxes to oppose each of Percy Rockdale’s proposals and support HC2’s independent, experienced and highly qualified directors. Please do not return or otherwise vote any green consent card sent to you by Percy Rockdale—even as a protest vote against Percy Rockdale.

For more information, please go to: www.HC2vision.com

No matter how many or how few shares you own, your revocation of consent is extremely important to ensuring HC2 can carry out its strategic objective of creating near-term value and driving even higher returns over the long term for all of our stockholders. Please act today and make your voice heard regarding the future of HC2.

If you have any questions or need assistance in voting your shares, please contact our soliciting agent, Okapi Partners. Stockholders may call Okapi at (877) 629-6355. Banks and brokerage firms may call Okapi at (212) 297-0720. Stockholders, banks and brokerage firms may also contact Okapi via email at HC2consent@okapipartners.com.

We believe that HC2’s highly qualified and experienced Board of Directors is best positioned to oversee the continued successful execution of HC2’s strategy and to deliver substantial value to all of our stockholders. On behalf of our management team, we thank you for your continued support, interest and investment in HC2, and respectfully ask that you reject Michael Gorzynski’s efforts to usurp control of HC2 and revoke your consent.

SIGN, DATE AND PROMPTLY RETURN THE WHITE CONSENT REVOCATION CARD

Sincerely,

The HC2 Board of Directors

Warren H. Gfeller, Chairman	Wayne Barr, Jr.	Philip A. Falcone, President and CEO

Robert V. Leffler, Jr.	Lee Hillman	Julie Totman Springer

If you have any questions or need assistance voting contact:

1212 Avenue of the Americas

New York, New York 10036

Banks and Brokers Call Collect: (212) 297-0720

All Others Call Toll Free: (877) 629-6355

Email: info@okapipartners.com

***

Supplemental Information

On April 21, 2020, the holder of the Series A-2 Preferred Stock entitled to give a waiver agreed that such holder will not seek to exercise its right to require HC2 to redeem the shares of such Series A-2 Preferred Stock if such redemption right were to arise as a result of the outcome of the Consent Solicitation based on one of the change of control prongs of the Certificate of Designation (which prong may require the Company to make an offer to redeem the Preferred Stock if any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) obtains the power to elect a majority of the members of the Board). Accordingly, in light of the foregoing, as well as the waiver by the holder of the Series A Preferred Stock referenced in the Company’s supplemental disclosure on April 17, 2020, if the Percy Rockdale Nominees are elected to the Board, the Company will not be required to offer to redeem the shares of the Series A Preferred Stock and the Series A-2 Preferred Stock.

SIGN, DATE AND PROMPTLY RETURN THE WHITE CONSENT REVOCATION CARD

About HC2

HC2 Holdings, Inc. is a publicly traded (NYSE: HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across multiple reportable segments, including Construction, Energy, Telecommunications, Life Sciences, Broadcasting, Insurance and Other. HC2’s largest operating subsidiary is DBM Global Inc., a family of companies providing fully integrated structural and steel construction services. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This communication, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might” or “continues” or similar expressions. The forward-looking statements in this communication include, without limitation, any statements regarding our expectations regarding building stockholder value, future cash flow, longer-term growth and invested assets, the timing or prospects of any refinancing of HC2's remaining corporate debt, any statements regarding HC2’s expectations regarding entering definitive agreements in respect of the potential divestitures of Continental Insurance and/or DBM Global, reducing HC2’s leverage and related interest expense at the holding company level generally and with the net proceeds of such divestitures, reducing corporate overhead, growth opportunities at HC2’s Broadcasting and Energy businesses and unlocking value at HC2’s Life Sciences segment. Such statements are based on the beliefs and assumptions of HC2’s management and the management of HC2’s subsidiaries and portfolio companies. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the Securities and Exchange Commission (the “SEC”), including in our reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions, including the ability of HC2 and its subsidiaries to raise capital; the ability of HC2’s subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2’s common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition or disposition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; activities by activist stockholders, including a proxy contest, consent solicitation or any unsolicited takeover proposal; effects of litigation, indemnification claims and other contingent liabilities; changes in regulations and tax laws; the risks and uncertainties associated with, and resulting from, the COVID-19 pandemic; and risks that may affect the performance of the operating subsidiaries and portfolio companies of the Company. Although HC2 believes its expectations and assumptions regarding its future operating performance are reasonable, there can be no assurance that the expectations reflected herein will be achieved. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this communication.

SIGN, DATE AND PROMPTLY RETURN THE WHITE CONSENT REVOCATION CARD

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date hereof, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations

Garrett Edson

ir@hc2.com

(212) 235-2691